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                                                                   EXHIBIT 10.34


                            STOCK PURCHASE AGREEMENT


                                     among


                          ARGOSY EDUCATION GROUP, INC.
                                  (as Buyer),


                WESTERN STATE UNIVERSITY OF SOUTHERN CALIFORNIA
                           (as ACQUIRED CORPORATION),


                                      and


              THE PERSONS NAMED ON DISCLOSURE SCHEDULE 4(b) HERETO
                                  (as Sellers)



                               November 14, 2000
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 14, 2000, by and among ARGOSY EDUCATION GROUP, INC., an Illinois corporation ("Buyer"), WESTERN STATE UNIVERSITY OF SOUTHERN CALIFORNIA, a California corporation ("Acquired Corporation"), and the persons named on Disclosure Schedule 4(b) to this Agreement (each individually referred to as a "Seller" and any two or more referred to collectively as "Sellers"). Buyer, Acquired Corporation and Sellers are referred to collectively herein as the "Parties."

                                  WITNESSETH:

     WHEREAS, Sellers collectively own all of the issued and outstanding Acquired Corporation Shares; and

     WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all such Acquired Corporation Shares, all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Acquired Corporation and its activities and operations are subject to certain regulatory and accrediting bodies, such that the consummation of the Acquisition will require certain Regulatory Approvals, including by the United States Department of Education, the American Bar Association and the Western Association of Schools and Colleges; and

     WHEREAS, in light of the foregoing, and in connection with the Acquisition, the parties anticipate that the following events will occur in the following order (this recitation is intended as summary only and shall not in any event take precedence over the provisions of this Agreement which shall control):

     1. Execution of this Agreement and deposit by Buyer of $6,860,277 into the Escrow pursuant to the Escrow Agreement;

     2. Application to the ABA and the WASC for acquiescence to or approval of the Acquisition and submission of a preacquisition review application to the DOE;

     3.  Receipt of final acquiescence from ABA and WASC;

     4. Receipt of a response to the preacquisition application from the DOE that confirms that the DOE anticipates that it will enter into a Temporary Provisional Participation


Stock Purchase Agreement                                                  Page 1
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Agreement without the imposition of any condition that would have a material adverse effect on Acquired Corporation;

     5. Close in Escrow by depositing Estimated Purchase Price (to the extent it exceeds the amount in Escrow), documentation reflecting the completion of steps 2 through 4 above, and all closing deliveries and documents in Escrow; upon closing in escrow the ownership of Acquired Corporation Shares and operation of Acquired Corporation Institution will transfer simultaneously with Closing in Escrow, and 90% of Estimated Purchase Price will be disbursed from Escrow to Sellers, but no document shall be released to either party;

     6. Apply to DOE to obtain Temporary Provisional Program Participation Agreement and for final approval;

     7. Receipt of DOE Approval Notice and Temporary Provisional Program Participation Agreement;

     7.  Finalize Closing Date Balance Sheet; and

     9. Within sixty (60) days after the Closing Date make final disbursement from Escrow based on finalized Purchase Price.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:


1.   DEFINITIONS.

     For the purposes of this Agreement:

     "ABA" means the American Bar Association Council on Legal Education and Admission to the Bar.

     "Accrediting Body" means ABA and WASC.

     "Acquired Corporation" has the meaning set forth in the preface above, and includes the Acquired Corporation Institution.

     "Acquired Corporation Common Stock" means the Common Stock, without par value, of Acquired Corporation.


Stock Purchase Agreement                                                  Page 2
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     "Acquired Corporation Institution" means the educational institution or school owned or operated by Acquired Corporation and known as Western State University of Southern California School of Law.

     "Acquired Corporation Share" means any share of Acquired Corporation Common Stock.

     "Acquisition" has the meaning set forth in Section 2(a) below.

     "Adjusted Pension Underfunding Requirement" has the meaning set forth in
Section 8(g) below.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Base Purchase Price" shall be $13,000,000.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2(c)(1) below.

     "Closing Date" has the meaning set forth in Section 2(c)(1) below.

     "Closing Date Balance Sheet" has the meaning set forth in Section 2(b)(4) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of Acquired Corporation that is not already generally available to the public.


Stock Purchase Agreement                                                  Page 3
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     "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulations Section 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "DOE" means the United States Department of Education and any successor agency administering Financial Assistance programs under Title IV.

     "DOE Approval Notice" means a provisional program participation agreement, both issued and executed by the DOE, in conjunction with an Eligibility and Certification Approval Report (but not including a temporary provisional program participation agreement), that does not contain any condition that constitutes a material adverse effect on the Acquired Corporation.

     "Educational Agency" means DOE, ABA and WASC.

     "Educational Approval" means any license, permit, authorization, certification, agreement, accreditation, or similar approval material to the operations of the Acquired Corporation and Acquired Corporation Institution issued by any Educational Agency to the Acquired Corporation and Acquired Corporation Institution

     "Education Law" means any federal, state, municipal, foreign or other law, regulation, order, Accrediting Body standard or other legally binding requirement applicable thereto, applicable to the Acquired Corporation and Acquired Corporation Institution, including without limitation the provisions of Title IV and any regulations implementing or relating to Title IV, and any law, regulation, order, Accrediting Body applicable standard or requirement related to or administered by any Educational Agency.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).


Stock Purchase Agreement                                                  Page 4
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     "Environmental, Health, and Safety Laws" means the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including without limitation laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes that is in effect on the date of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow" means the account or other deposit arrangements established with the Escrow Agent under the Escrow Agreement.

     "Escrow Agent" has the meaning in Section 2(b)(5) below.

     "Escrow Agreement" has the meaning in Section 2(b)(5) below.

     "Escrowed Funds" has the meaning in Section 2(c)(3) below.

     "Estimated Purchase Price" has the meaning set forth in Section 2(b)(2) below.

     "Excess Loss Account" has the meaning set forth in Treasury Regulations
Section 1.1502-19.

     "Existing Indebtedness" means "Long Term Debt," including the current portion, capital lease obligations and amounts borrowed from Union Bank or other institutional lenders in the Ordinary Course of Business, including principal and accrued interest thereon and all other charges payable with respect thereto (other than termination fees and/or prepayment penalties), determined as of the Closing by reference to the Closing Date Balance Sheet, and that remains a liability of Acquired Corporation after the Closing Date or that has been paid from Escrowed Funds. For purposes of illustration only, attached hereto as Exhibit A is a computation agreed by the parties to represent the method of calculating the Existing Indebtedness and the calculation as of 6/30/00, including identification of such amounts as a component of specific balance sheet components.


Stock Purchase Agreement                                                  Page 5
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     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Final Purchase Price Payment" has the meaning set forth in Section 2(b)(3) below.

     "Financial Assistance" shall mean any form of student financial assistance, grants or loans, including without limitation Title IV Program funding.

     "Financial Statements" has the meaning set forth in Section 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting jurisdiction over a Person, its business or its properties.

     "HEA" has the meaning set forth in Section 4(u)(1) below.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Indemnified Party" has the meaning set forth in Section 8(d)(1) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d)(1) below.

     "Initial Escrow Disbursement" has the meaning set forth in Section 2(d)(1) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade

Stock Purchase Agreement                                                  Page 6
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secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation and when applicable to Sellers, includes actual knowledge of Sellers and members of the Board of Directors of Acquired Corporation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Lien" means any claim, lien, pledge, security interest, charge or other encumbrance of any kind whatsoever.

     "Minimum Funding Standard Account" has the meaning set forth in Section 5(k)(i) below.

     "Minimum Southern Funding Amount" has the meaning set forth in Section 5(k)(i) below.

     "Most Recent Balance Sheet" means the latest-dated balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), and such action is not of the type generally required to be authorized by the Board of Directors.

     "Party" has the meaning set forth in the preface above.

Stock Purchase Agreement                                                  Page 7
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     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Underfunding Requirement" means $800,000.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Post-Closing Conditions" means all conditions referred to in Section 7(b) below.

     "Pre-Closing Conditions" means all conditions referred to in Section 7(a) below.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2(b)(1) below.

     "Regulatory Approvals" means the approvals and consents referred to in Sections 7(a)(3) and 7(a)(4) below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" or "Sellers" has the meaning set forth in the preface above.

     "Sellers' Stock" means 100% of the outstanding Acquired Corporation Common Stock.

     "Southern California Pension Plan" has the meaning set forth in Section 2(b)(1) below.

Stock Purchase Agreement                                                  Page 8
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     "Subsidiary" means any corporation with respect to which a specified Person
(or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d)(1) below.

     "Title IV" means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C. (S) 1070, et seq., and any amendments or successor statutes thereto.

     "Title IV Programs" means Federal student financial aid programs authorized or administered under Title IV.

     "TPPA" means the Temporary Provisional Program Participation Agreement.

     "WASC" means the Western Association of Schools and Colleges.


2.   PURCHASE AND SALE OF ACQUIRED CORPORATION SHARES.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of Sellers, and each of Sellers agrees to sell to Buyer, all of each Seller's Acquired Corporation Shares for the consideration specified below in this Section 2 (the "Acquisition").

     (b)  Determination of Purchase Price.
          -------------------------------

          (1) The aggregate purchase price (the "Purchase Price") for the Acquired Corporation Shares shall be the Base Purchase Price, less the aggregate amount of all Existing Indebtedness, less one-half of the aggregate amount of the Pension Underfunding Requirement, plus all amounts paid by the Acquired Corporation into the Pension Plan of Western State

Stock Purchase Agreement                                                  Page 9
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University of Southern California (the "Southern California Pension Plan") after
June 30, 2000, less, if applicable, the assets necessary to avoid a current deficit, at Closing, in the Minimum Funding Standard Account of the Southern California Pension Plan.

          (2) Prior to the Closing, the Parties shall cooperate to reasonably determine a good faith estimate of the Purchase Price (the "Estimated Purchase Price"), which shall be used solely for determining the amount to be deposited into Escrow on the Closing Date, as provided below.

          (3) The amount of the Final Purchase Price Payment shall be based on the actual Purchase Price, which shall be determined after the Closing Date by reference to the Closing Date Balance Sheet ("Final Purchase Price Payment").

          (4) Promptly after the Closing, at the Acquired Corporation's expense, the parties shall cause to be prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and consistent with prior periods of the Acquired Corporation's operations, an audited balance sheet (including the Existing Indebtedness) of Acquired Corporation as of the Closing Date (the "Closing Date Balance Sheet"), which shall be reviewed on behalf of Buyer, at Buyer's expense, by Arthur Andersen, LLP. Upon completion of the Arthur Andersen, LLP review, and in any event within sixty (60) days after the Closing Date, the Parties shall in good faith determine the final Purchase Price based on the Closing Date Balance Sheet.

          (5) Simultaneously with the execution of this Agreement, the Buyer shall deposit $6,860,277 into Escrow (the "Preliminary Escrow Amount") pursuant to an Escrow Agreement entered into by the Parties and Union Bank of California, N.A. (the "Escrow Agent") simultaneously with the execution of this Agreement (the "Escrow Agreement") and upon receipt of the consent of Union Bank of California ("Union Bank") to permit the Buyer to assume Acquired Corporation's operating line of credit with Union Bank (the "Operating Line of Credit") and Union Bank's execution of releases of the guaranties of Sellers identified in the Disclosure Schedule and placement of the releases in Escrow, an amount equal to the principal and accrued interest outstanding under the Operating Line of Credit shall be released to Buyer from the Preliminary Escrow Amount. If such consent and release is not received, and all other conditions to the Buyer's obligation to close set forth in Section 7 of this Agreement have been satisfied, a portion of the Preliminary Escrow Amount shall be used to pay the amount then outstanding on the Operating Line of Credit at Closing.

Stock Purchase Agreement                                                 Page 10
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     (c)  The Closing.
          -----------

          (1) Place, Date and Time. The consummation and closing of the Acquisition (the "Closing") shall take place at the offices of Sellers in Los Angeles, California as soon as reasonably practicable following the satisfaction (or waiver in accordance with this Agreement) of all Pre-Closing Conditions (other than conditions with respect to actions the respective Parties will take at the Closing itself) on such other date as Buyer and Sellers may mutually determine (the "Closing Date"), commencing at 10:00 a.m. local time; provided, however, that the Closing Date shall be no earlier than January 1, 2001 and no later than February 28, 2001.

          (2) Closing in Escrow. The Closing shall occur in Escrow. The Escrow shall be governed by the terms and conditions of the Escrow Agreement.

          (3) Deliveries at Closing. At the Closing, (i) Sellers will deliver to the Escrow Agent the various certificates and documents referred to in the Exhibits to the Escrow Agreement, (ii) Buyer will deliver to the Escrow Agent the various certificates, and documents referred to in the Exhibits to the Escrow Agreement, (iii) each of Sellers will deliver to the Escrow Agent stock certificates representing all of such Seller's Acquired Corporation Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver or cause to be delivered to the Escrow Agent the Estimated Purchase Price (including the Preliminary Escrow Amount) which, along with any and all interest accrued thereon, shall constitute the "Escrowed Funds." All items deposited in Escrow with the Escrow Agent shall be held and maintained and ultimately disbursed pursuant to the terms and conditions of the Escrow Agreement.

     (d)  Disbursement of Escrow and Payment of the Purchase Price.
          --------------------------------------------------------

          (1) The Escrow Agreement shall provide that, upon satisfaction (or waiver by the Parties in writing) of the Pre-Closing Conditions, the Closing shall occur and the Escrow Agent shall release from Escrow (A) 90% of the Estimated Purchase Price and pay and deliver such amount to Sellers in accordance with the Escrow Agreement, and (B) if applicable, an amount equal to the principal and accrued interest outstanding under the Operating Line of Credit, plus any termination of fees and/or prepayment penalties thereon, to Union Bank. All documents, instruments and other items deposited in Escrow shall remain in Escrow, provided, however, that from and after the Closing Date, the Buyer shall operate the Acquired Corporation for the sole benefit of the Buyer. The release from Escrow and deliveries pursuant to this paragraph are referred to in this Agreement as the "Initial Escrow Disbursement."

          (2) The Escrow Agreement shall further provide that, upon the final determination of the Purchase Price and satisfaction (or waiver by the Buyer in writing) of the

Stock Purchase Agreement                                                 Page 11
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Post-Closing Conditions and in any event within sixty (60) days after the
Closing Date, all remaining Escrowed Funds shall be released from the Escrow and paid and delivered by the Escrow Agent to (A) Sellers, to the extent of the unpaid portion of the Purchase Price, in proportion to their respective ownership of the Acquired Corporation's Shares as reflected on Disclosure
Schedule 4(b), with (B) any Escrowed Funds remaining after payment of the Purchase Price to be returned to Buyer, and the Escrow Agent shall release from Escrow (C) all documents, instruments and other items deposited in Escrow by Sellers and deliver same to Buyer, and (D) all documents, instruments and other items deposited in Escrow by Buyer and deliver same to Sellers. If the Escrowed Funds are not sufficient to pay the final Purchase Price, then Buyer shall immediately pay to Sellers, in proportion to their respective ownership of the Acquired Corporation's Shares as reflected on Disclosure Schedule 4(b), the amount of Purchase Price remaining unpaid.


3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     (a) Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a) with respect to Sellers.

          (1) Authorization of Transaction. Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions. Other than the Regulatory Approvals, Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (2) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject.

          (3) Brokers' Fees. Other than the fee payable to US Capital Partners LLC, no Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Stock Purchase Agreement                                                 Page 12

          (4) Acquired Corporation Shares. Each Seller holds of record and owns beneficially the number of Acquired Corporation Shares set forth next to such Seller's name on Disclosure Schedule 4(b), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Acquired Corporation (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Acquired Corporation.

     (b) Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b).

          (1) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (2) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (3) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws.

          (4) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (5) Investment. Buyer is not acquiring Acquired Corporation Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Stock Purchase Agreement                                                 Page 13

4.   REPRESENTATIONS AND WARRANTIES CONCERNING ACQUIRED CORPORATION.

     Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) Organization, Qualification, and Corporate Power. Acquired Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Acquired Corporation is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Acquired Corporation has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Disclosure Schedule lists the directors and officers of Acquired Corporation. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of Acquired Corporation (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Acquired Corporation are correct and complete. Acquired Corporation is not in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of Acquired Corporation consists of 500,000 Acquired Corporation Shares, of which 184,140 Acquired Corporation Shares are issued and outstanding and zero Acquired Corporation Shares are held in treasury. All of the issued and outstanding Acquired Corporation Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Acquired Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Acquired Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Acquired Corporation.

Stock Purchase Agreement                                                 Page 14

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby upon receipt of all Regulatory Approvals and consents identified in the Disclosure Schedule, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Acquired Corporation is subject or any provision of the charter or bylaws of Acquired Corporation or
(ii) other than with regard to the acceleration of indebtedness to the Union Bank of California and under capitalized leases, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Acquired Corporation is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with obtaining the Regulatory Approvals, Acquired Corporation does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Sellers have an obligation to US Capital Partners LLC, as described in the Disclosure Schedule. Other than such obligation, neither Sellers nor Acquired Corporation has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Acquired Corporation has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, certain assets identified in the Disclosure Schedule as leased assets, and certain works of art owned by certain of the Sellers and identified in the Disclosure Schedule.

     (f) Subsidiaries and Affiliates. Acquired Corporation has no Subsidiaries. Except for the employment and other arrangements described in the Disclosure Schedule, Sellers and their Affiliates have not been involved in any business arrangement or relationship with Acquired Corporation within the past 12 months, and Sellers and their Affiliates do not own any asset, tangible or intangible, which is used in the business of Acquired Corporation.

     (g) Financial Statements. Sellers have delivered to Buyer, or will deliver to Buyer prior to the Closing Date, the following financial statements (collectively the "Financial Statements"): (i) audited and unaudited balance sheets and statements of income, changes in

Stock Purchase Agreement                                                 Page 15
stockholders' equity, and cash flow as of and for the fiscal years ended June 30, 1997, June 30, 1998, June 30, 1999 and June 30, 2000 (the "Most Recent
Fiscal Year End") for Acquired Corporation; and (ii) unaudited monthly balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the period beginning on the first day of Acquired Corporation's current fiscal quarter through and including the most recent month end (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Acquired Corporation as of such dates and the results of operations of Acquired Corporation for such periods, are correct and complete, and are consistent with the books and records of Acquired Corporation (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     (h) Events Subsequent to Most Recent Fiscal Year End. Except as listed in the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Acquired Corporation. Without limiting the generality of the foregoing, since that date:

          (1) Acquired Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (2) Acquired Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

          (3) To Sellers' knowledge, no party (including Acquired Corporation) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Acquired Corporation is a party or by which any of them is bound;

          (4) There has not been imposed any Security Interest upon any of Acquired Corporation's assets, tangible or intangible;

          (5) Acquired Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

Stock Purchase Agreement                                                 Page 16

          (6) Acquired Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

          (7) Acquired Corporation has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate;

          (8) Acquired Corporation has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (9) Acquired Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

          (10) Acquired Corporation has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (11) There has been no change made or authorized in the charter or bylaws of Acquired Corporation;

          (12) Acquired Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (13) Except as permitted under Section 5(e) of this Agreement, Acquired Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (14) Acquired Corporation has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (15) Other than the repayment of certain debt identified on the Disclosure Schedule and permitted under Section 5(e) of this Agreement, Acquired Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;


Stock Purchase Agreement                                                 Page 17

          (16) Acquired Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any employment contract other than in the ordinary course of business (each such contract permitting for termination on thirty days' notice with no payment or other obligation as a result of such termination or as described on the Disclosure Schedule);

          (17) Acquired Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (18) Acquired Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

          (19) Acquired Corporation has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (20) Acquired Corporation has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (21) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Acquired Corporation ; and

          (22)  Acquired Corporation has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. Acquired Corporation has no Liability (and to Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Acquired Corporation giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (iii) pension underfunding, (iv) taxes with respect to accrued salary and wages accrued in the Ordinary Course of Business, (v) books and supplies ordered in the ordinary course of Acquired Corporation's business, (vi) claims for which insurance, is provided, (vii) operating leases, contracts and agreements described in the Disclosure Schedule, and (viii) other agreements or a group of related agreements which involve payment of less than $10,000 and were, therefore, excluded from the Disclosure Schedule.


Stock Purchase Agreement                                                 Page 18

     (j) Legal Compliance. To Sellers' Knowledge, Acquired Corporation has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (k)  Tax Matters.

          (1) Acquired Corporation has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Acquired Corporation (whether or not shown on any Tax Return) have been paid. Acquired Corporation currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Acquired Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Acquired Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

          (2) Acquired Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (3) No Seller or director or officer (or employee responsible for Tax matters) of Acquired Corporation expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Acquired Corporation either (A) claimed or raised by any authority in writing or (B) as to which any of Sellers and the directors and officers (and employees responsible for Tax matters) of Acquired Corporation has Knowledge based upon personal contact with any agent of such authority. The Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Acquired Corporation for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Acquired Corporation since December 31, 1992.

          (4) Acquired Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


Stock Purchase Agreement                                                 Page 19

          (5) Acquired Corporation has not filed a consent under Code Section 341(f) concerning collapsible corporations. Acquired Corporation has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Acquired Corporation has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Acquired Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Acquired Corporation is not a party to any Tax allocation or sharing agreement. Acquired Corporation (A) since 1986 has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was) or (B) has no Liability for the Taxes of any Person (other than Acquired Corporation ) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (6) The Disclosure Schedule sets forth the following information with respect to Acquired Corporation, as of the most recent practicable date: (A) the basis of Acquired Corporation in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Acquired Corporation.

          (7) The unpaid Taxes of Acquired Corporation (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquired Corporation in filing its Tax Returns (including as reflected on the Closing Balance Sheet).

     (l)  Real Property.

          (1) True, complete and correct legal descriptions of all real property owned or leased by Acquired Corporation are set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Acquired Corporation has good, valid and marketable title to all of such real property, free and clear of all Liens, mortgages, conditional and installment sale agreements and secondary interests of any kind whatsoever, except for Liens for current taxes and assessments not yet due and payable and except for Liens, mortgages, deeds of trust conditional and installment sale agreements and secondary interests which in each case do not involve an unpaid balance of $5,000 or more. Such real property includes all the real property used in the operation of the business of Acquired Corporation and the Acquired Corporation Institution.


Stock Purchase Agreement                                                 Page 20

          (2) Except as set forth on the Disclosure Schedule, there is no real property leased or subleased to Acquired Corporation.

     (m)  Intellectual Property.

          (1) Acquired Corporation owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the business of Acquired Corporation and the business of the Acquired Corporation Institution as presently conducted. Each item of Intellectual Property owned or used by Acquired Corporation immediately prior to the Closing hereunder will be owned or available for use by Acquired Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

          (2) To the Sellers' Knowledge, Acquired Corporation has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the directors and officers of Acquired Corporation has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Acquired Corporation must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers and the directors and officers of Acquired Corporation, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Acquired Corporation.

          (3) The Disclosure Schedule identifies each patent or registration which has been issued to Acquired Corporation with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Acquired Corporation has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Acquired Corporation has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have made available to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each trade name or unregistered trademark used by Acquired Corporation in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule:

               (A) Acquired Corporation possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (B) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;


Stock Purchase Agreement                                                 Page 21

               (C) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers of Acquired Corporation, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) Acquired Corporation has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (4) The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Acquired Corporation uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule to the Sellers' Knowledge:

               (A) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 4(m)(4) above);

               (C) No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) No party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (E) With respect to each sublicense, the representations and warranties set forth in subsections A through D above are true and correct with respect to the underlying license;

               (F) The underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (G) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers and employees with responsibility for Intellectual Property matters of Acquired


Stock Purchase Agreement                                                 Page 22

Corporation, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (H) Acquired Corporation has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (n) Tangible Assets. Acquired Corporation owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business and the Acquired Corporation Institution, as presently conducted.

     (o) Inventory. The inventory of Acquired Corporation consists of books and supplies, all of which are fit for the purpose for which they were procured.

     (p)  Contracts.

          (1) The Disclosure Schedule lists the following contracts and other agreements to which Acquired Corporation is a party:

               (A) Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

               (B) Any agreement (or group of related agreements) for the purchase or sale of books, computers, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Acquired Corporation, or involve consideration in excess of $10,000;

               (C)  Any agreement concerning a partnership or joint venture;

               (D) Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (E)  Any agreement concerning confidentiality or noncompetition;

               (F) Any agreement with any of Sellers and their Affiliates (other than Acquired Corporation);


Stock Purchase Agreement                                                 Page 23

               (G) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (H)  Any collective bargaining agreement;

               (I) Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

               (J) Any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business and not including any such agreements that were repaid in the Ordinary Course of Business;

               (K) Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of Acquired Corporation, except (it is understood that the PPA presently in effect will expire upon the Closing if the TPPA is not issued); or

               (L) Any other agreement (or group of related agreements) as to which the performance thereof, or any right or remedy thereunder, involves or could involve consideration, payment, property or services with a value in excess of $10,000 in the aggregate.

          (2) To Sellers' Knowledge, Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, except (it is understood that the PPA presently in effect will expire upon the Closing if the TPPA is not issued); and
(C) no party has repudiated any provision of the agreement.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of Acquired Corporation are reflected properly on their books and records, are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquired Corporation.


Stock Purchase Agreement                                                 Page 24

     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Acquired Corporation.

     (s) Insurance. The Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Acquired Corporation is a party, a named insured, or otherwise the beneficiary of coverage:

          (1)  The name, address, and telephone number of the agent;

          (2) The name of the insurer, the name of the policyholder, and the name of each covered insured;

          (3)  The policy number and the period of coverage;

          (4) The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (5) A description of any retroactive premium adjustments or other loss-sharing arrangements.

          With respect to each such insurance policy:

          (1) The policy is legal, valid, binding, enforceable, and in full force and effect;

          (2) The policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (3) Neither Acquired Corporation nor, to Sellers' Knowledge any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

          (4)  no party to the policy has repudiated any provision thereof; and



Stock Purchase Agreement                                                 Page 25

          (5) Acquired Corporation has given notice to the insurer of all claims of which Sellers have knowledge that may be insured thereby.

          Acquired Corporation has been covered during the past three years by insurance in scope and amount that it has deemed reasonable for the businesses in which it has engaged during the aforementioned period. The Disclosure Schedule describes any self-insurance arrangements affecting Acquired Corporation.

     (t) Litigation. The Disclosure Schedule sets forth each instance in which Acquired Corporation (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for litigation matters) of Acquired Corporation, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Acquired Corporation. Sellers have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Acquired Corporation or that there is any Basis for any such action, suit, proceeding, hearing, or investigation.

     (u)  Certification, State Licensure, and Accreditation.

          Except as described in he Disclosure Schedule:

          (1) Certifications, Licensure and Accreditation. Acquired Corporation has obtained and currently maintains certifications, accreditations, licenses, permits, and other approvals and authorizations necessary and sufficient to allow individuals enrolled in the Acquired Corporation Institution to qualify for educational loans, grants, and other forms of student financial assistance from governmental agencies and other sources as referenced in the catalogs and advertising literature of Acquired Corporation, including, without limitation, certifications, accreditations, and other authorizations and approvals necessary for Acquired Corporation Institution, and their locations and programs, to participate in the student financial aid programs ("Title IV Programs") administered by the United States Department of Education ("DOE") pursuant to Title IV of the Higher Education Act of 1965, as amended ("HEA"). To Sellers' Knowledge, Acquired Corporation and the Acquired Corporation Institution are eligible for and in material compliance with the terms and conditions of such certifications, accreditations, licenses, permits, or other approvals and authorizations necessary for students to qualify for student financial assistance as referenced in the catalogs and advertising literature of Acquired Corporation. To Sellers' Knowledge, neither Acquired Corporation nor any Acquired


Stock Purchase Agreement                                                 Page 26

Corporation Institution is, or during the past five years has been, in material violation of any of the terms and conditions of, or has failed to hold or obtain, any such certifications, accreditations, licenses, permits, or other approvals and authorizations. Sellers have no Knowledge of any fact, circumstance, act, or omission relating to the present financial condition, business, or operations of Acquired Corporation or the Acquired Corporation Institution that could serve as a basis to revoke, deny, withdraw, terminate, suspend, condition, or limit any such certification, accreditation, license, permit, or other approval or authorization for any Acquired Corporation Institution or programs. Each of the Educational Approvals has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such Educational Approval invalid. Acquired Corporation Institution has been in material compliance with all legal requirements and accrediting standards relating to its current certificate of participation in Title IV Programs. Without limiting the generality of the foregoing:

          (2) DOE Certification. The Disclosure Schedule lists and contains copies of Acquired Corporation Institution's currently effective Program Participation Agreements ("PPA") and Eligibility and Certification Approval Reports ("ECAR") with respect to the Title IV Programs. To Sellers' Knowledge, the PPAs and ECARs contain all necessary approvals and certifications for instituting eligibility to participate in the Title IV Programs at all locations of the Acquired Corporation Institution and for all of Acquired Corporation's educational programs. To Sellers' Knowledge, the Acquired Corporation Institution is not, nor during the past five years has been, in material violation of any provision of the HEA, the regulations promulgated thereunder ("Regulations"), or the PPAs so as to limit or otherwise materially affect the institutional eligibility of the Acquired Corporation Institution. The Acquired Corporation Institution is not, nor during the past five years has been, subject to any program review by DOE; audit, inspection or review by the Office of the Inspector General ("OIG") of DOE; proceeding before the DOE to limit, suspend, or terminate the Institution's eligibility to participate in the Title IV Programs or to impose a fine; transfer by DOE to the reimbursement method of Title IV Program funding; or investigation, audit or review by a guaranty agency.

          (3) State Licensure. To Sellers' Knowledge, no state licensing approval from any state is required as long as the Acquired Corporation is accredited by the ABA.

          (4) Accreditation. The Disclosure Schedule lists and contains copies of each Acquired Corporation Institution's currently effective certificates or with respect to the ABA, a letter granting provisional approval of accreditation from each accrediting agency that accredits the Acquired Corporation Institution or any program offered at the Acquired Corporation Institution. Each certificate or letter contains a complete and accurate statement of the accreditation granted to Acquired Corporation Institution or program, the date the accreditation last was granted, and the current term of accreditation. Acquired Corporation and the Acquired


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

Corporation Institution have secured the requisite accreditation for the Acquired Corporation Institution and all programs currently offered. To Sellers' Knowledge, Acquired Corporation and Acquired Corporation Institution have complied with all stipulations, guidelines, criteria, conditions, and other requirements imposed by the Acquired Corporation Institution's accrediting agency or agencies at the time of, and since, the Institution's last grant of accreditation by each agency, including, but not limited to, the timely filing of all required reports and responses. No Acquired Corporation Institution is on probation or warning from any accrediting agency, has been directed to show cause why accreditation should not be revoked, denied, withdrawn, terminated, suspended, conditioned, or limited, or is subject to an action by an accrediting agency to revoke, deny, withdraw, terminate, suspend, condition, or limit accreditation.

          (5) To Sellers' Knowledge, except with regard to various standards of the ABA and WASC, since July 1, 1994, neither the Acquired Corporation nor Acquired Corporation's Institution has received any notice with respect to any alleged violation of any Education Law with respect to Acquired Corporation's Institution, including with respect to recruitment, sales and marketing activities, or the terms of any program participation agreement to which the Acquired Corporation or Acquired Corporation's Institution is or was a party, the failure to comply with which could cause, individually or in the aggregate, a material adverse effect on Acquired Corporation or Acquired Corporation's Institution.

          (6) No person who exercises substantial control over the Acquired Corporation or Acquired Corporation's Institution, (as the term "substantial control" is defined under 34 C.F.R. (S) 600.30) or any member or members of that person's family, alone or together, exercises or, since July 1, 1994 has exercised, substantial control over another post-secondary institution, other than Acquired Corporation's Institution, or a third-party servicer, except Thomas Jefferson School of Law. Since July 1, 1994, none of the Acquired Corporation, Acquired Corporation's Institution, or the chief executive officer of Acquired Corporation or Acquired Corporation's Institution has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Neither the Acquired Corporation, Acquired Corporation's Institution, nor any affiliate of the Acquired Corporation or Acquired Corporation's Institution that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of Acquired Corporation's Institution, has ever filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. To Sellers' Knowledge, Acquired Corporation's Institution, since July 1, 1994, has not employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state, or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal,



Stock Purchase Agreement                                                 Page 28
state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

          (7) Except Thomas Jefferson School of Law, no post-secondary institution other than Acquired Corporation's Institutions at Fullerton and Irvine (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. (S) 668.2) is, or, since July 1, 1994, has been, administered commonly, jointly or in conjunction with the Acquired Corporation or Acquired Corporation's Institution. No other institution or organization of any sort provides, or, since July 1, 1994, has provided, any educational instruction on behalf of the Acquired Corporation's Institution. Neither the Acquired Corporation nor Acquired Corporation's Institution provides, or since July 1, 1994, has provided, any educational instruction on behalf of any other institution or organization of any sort.

          (8) Except as set forth in the Disclosure Schedule, Acquired Corporation's Institution does not contract with a third-party servicer (as that term is defined in 34 C.F.R. (S) 668.2) to provide any services in connection with the processing or administration of the Acquired Corporation's Institution administration of any form of Financial Assistance.

          (9) Financial Responsibility. To Sellers' Knowledge, Acquired Corporation and the Acquired Corporation Institution are in material compliance with all financial responsibility requirements set forth in the HEA and Regulations. Neither Acquired Corporation nor any Acquired Corporation Institution has had its certification or eligibility for Title IV Programs terminated, suspended, limited, or conditioned in any way for any period, nor has Acquired Corporation or any Acquired Corporation Institution been subject to any other action or proceeding initiated by the DOE, or by an accrediting agency, guaranty agency, state licensing or regulatory authority, or any other agency or entity, that could result in a material liability or fine, due to the failure to meet the financial responsibility requirements of the HEA and the Regulations.

          (10) Financial Assistance Programs.

               (i) Acquired Corporation and each Acquired Corporation Institution is, and has been determined by DOE to be, financially responsible pursuant to 34 C.F.R. Sections 668.15 for the fiscal year ending 12/31/97 and
668.171 - 668.174 for the fiscal years ending 12/31/98 and 12/31/99.

               (ii) Acquired Corporation's Institution has complied with the limitation on the receipt of Title IV Program funding under the "85/15 Rule" codified at 34 C.F.R. (S) 600.5(d) for the three fiscal years ending on or before December 31, 1997, and under

Stock Purchase Agreement                                                 Page 29
the "90/10 Rule" codified at 34 C.F.R. (S) 600.5(d) and amended by section 102(b)(1)(F) of Public Law No. 105-244 (Higher Education Amendments of 1998) for the two fiscal years ending on or before December 31, 1999. Any failure to comply will not have a material adverse effect upon the Acquired Corporation Institution.

               (iii) Since July 1, 1994, neither the Acquired Corporation nor Acquired Corporation's Institution has received notice from the DOE or any other Educational Agency that Acquired Corporation or Acquired Corporation's Institution lacked financial responsibility or administrative capability for any period under the Education Laws or standards in effect in such period or was required to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. (S) 668.173, 34 C.F.R. (S) 668.15 or any predecessor regulation.

          (11) Administrative Capability. Acquired Corporation and each Acquired Corporation Institution is, and has been determined by DOE to be, administratively capable pursuant to 34 C.F.R. Section 668.16 as reflected in Acquired Corporation Institution's most recent ECAR. To Sellers' Knowledge, Acquired Corporation and the Acquired Corporation Institution satisfies all material requirements for administrative capability set forth in the HEA and the Regulations. Neither Acquired Corporation nor the Acquired Corporation Institution has had its certification or eligibility for Title IV Programs terminated, suspended, limited, or conditioned in any way for any period, nor has Acquired Corporation or any Acquired Corporation Institution been subject to any other action or proceeding initiated by the DOE, or by an accrediting agency, guaranty agency, state licensing or regulatory authority, or any other agency or entity, that could result in a material liability or fine, due to the failure to meet the administrative capability requirements of the HEA and the Regulations.

          (12) Cohort Default Rate. The Disclosure Schedule lists and contains copies of the letters to each Acquired Corporation Institution from the Secretary of DOE notifying each of its official Cohort Default Rate for federal fiscal years 1993-1997, and of its preliminary Cohort Default Rate for federal fiscal year 1998. For each of the federal fiscal years 1993-1997, the official Cohort Default Rates for each Acquired Corporation Institution, as finally determined by the Secretary of DOE, did not exceed 25 percent, and the preliminary Cohort Default Rate for federal fiscal year 1998 for each Acquired Corporation Institution does not exceed 25 percent. None of these rates is the subject of an appeal or other proceeding before the DOE.

          (13) Title IV Revenues. The Disclosure Schedule lists the percentage of each Acquired Corporation Institution's cash revenues derived from Title IV Program funds for each of the past five fiscal years, as determined by the Institution's certified public accountant and calculated pursuant to 34 C.F.R.
Section 600.5. Each Acquired Corporation Institution has derived no more than 85 percent of its revenues from Title IV Program funds for fiscal years


Stock Purchase Agreement                                                 Page 30
ending on or before October 6, 1998, and no more than 90 percent for fiscal years ending on or after October 7, 1998.

          (14) Student Recruitment. Neither Acquired Corporation nor Acquired Corporation Institution provides any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any persons engaged in any student recruiting or admissions or financial aid.

     (v) Employees. To Sellers' Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Acquired Corporation. Acquired Corporation is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Sellers' Knowledge, Acquired Corporation has not committed any unfair labor practice. Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Acquired Corporation.

     (w)  Employee Benefits.

          Except as disclosed in Disclosure Schedule 4(w):

          (1) The Disclosure Schedule lists each Employee Benefit Plan that Acquired Corporation maintains or to which Acquired Corporation contributes.

          (2) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (3) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (4) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Acquired Corporation. All premiums or other payments for all periods ending on or before the Closing


Stock Purchase Agreement                                                 Page 31

Date required to be paid have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (5) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

          (6) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (7) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (8) With respect to each Employee Benefit Plan that any of Acquired Corporation and the Controlled Group of Corporations which includes Acquired Corporation maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

               (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to Sellers' Knowledge and the directors and officers of Acquired Corporation, threatened.

               (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of Sellers and the directors and officers of Acquired Corporation, threatened. None of Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.


Stock Purchase Agreement                                                 Page 32

          (9) Sellers have no reason to expect that Acquired Corporation will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (10) Acquired Corporation, and the other members of the Controlled Group of Corporations that includes Acquired Corporation, do not contribute to, never has contributed to, never has been required to contribute to any Multiemployer Plan nor has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (11) Acquired Corporation does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (12) To Sellers' Knowledge, consummation of the transaction contemplated in this Agreement will not result in the payment, vesting, or acceleration of any benefit under any Employee Benefit Plan.

     (x) Guaranties. Acquired Corporation is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     (y)  Environment, Health, and Safety.

          To Sellers' Knowledge:

          (1) Acquired Corporation and its predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Acquired Corporation and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (2) Acquired Corporation has no Liability (and Acquired Corporation and its predecessors and Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or


Stock Purchase Agreement                                                 Page 33
condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Acquired Corporation giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (3) All properties and equipment used in the business of Acquired Corporation, and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

     (z) Disclosure. To Sellers' Knowledge, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4, either individually or in the aggregate, not misleading.


5.   PRE-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     (b) Notices and Consents. Sellers will cause Acquired Corporation to give any notices to third parties, and will cause Acquired Corporation to use its reasonable best efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and Sellers will cause Acquired Corporation to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 7(a)(3) below.

     (c) Regulatory Approvals. Promptly upon execution and delivery hereof, Acquired Corporation and Acquired Corporation's Institution shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities and Educational Agencies the requisite notifications and applications necessary for the pre-Closing and post-Closing operation


Stock Purchase Agreement                                                 Page 34
of Acquired Corporation and Acquired Corporation's Institution to the full extent as presently operated, without forfeiture or material impairment of any contract or any Educational Approval or other license, including any such consent, permit, or approval required to be obtained after the Closing Date including those identified in the Disclosure Schedule; provided that, without limitation of the foregoing, (i) applications to ABA and WASC shall be submitted not later than November 30, 2000, (ii) a materially complete Application for Certification shall be submitted by Acquired Corporation's Institution to the DOE for review at least 45 days prior to the Closing Date, (iii) notification of Closing shall be made to DOE on the Closing Date, and (iv) all requisite documentation in support of the Application for Certification, including without limitation notification of all necessary post-Closing Date Educational Approvals and an audited balance sheet of the Acquired Corporation's Institution as of the Closing Date, shall be submitted by Acquired Corporation's Institution as promptly as they become available and in no event later than the last day of the month following the month in which the Closing occurred. Acquired Corporation and Acquired Corporation's Institution shall prosecute and complete with due diligence and with full consultation with Buyer all such filings. Acquired Corporation and Acquired Corporation's Institution shall promptly provide Buyer with complete copies of all letters, applications, or other documents submitted to or received from any Governmental Authority or Educational Agency with respect to any Educational Approval or other license, including, wherever possible, drafts of letters, applications, and other documents to be submitted to any Educational Agency or Governmental Authority, and shall consult with Buyer in connection with any communications to or from any Educational Agency or Governmental Authority in connection with such filings. Acquired Corporation and Acquired Corporation Institution shall not be required to file any application of notice pre-Closing that is required by Governmental Authorities and Educational Agencies to be filed post-Closing.

     (d) Title IV. Acquired Corporation and Acquired Corporation's Institution will use best efforts to maximize the College's opportunity after the Closing Date to make disbursements of Title IV Program funds pursuant to 34 C.F.R. (S)
668.26 by taking actions that include disbursing all Title IV Program funds to students enrolled prior to and as of the Closing Date consistent with past practices and to the extent authorized by the Title IV Program regulations, and ensuring that all commitments under each applicable Title IV Program are made to students enrolled in any Acquired Corporation's Institution prior to and as of the Closing Date in accordance with 34 C.F.R. (S) 668.26 and other applicable Title IV Program regulations.

     (e) Operation of Business. Sellers will not cause or permit Acquired Corporation to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Acquired Corporation to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort


Stock Purchase Agreement                                                 Page 35
described in Section 4(h) above. Notwithstanding the foregoing, Acquired Corporation may distribute to the Sellers its cash and cash equivalent assets, marketable securities and endowment funds, and repay loans, provided that such actions do not cause the net book value of Acquired Corporation, as reflected on the Closing Date Balance Sheet, to be less than zero.

     (f) Preservation of Educational Approvals. Sellers and Acquired Corporation shall not cause or permit, by any act or failure to act, any Educational Approval or other license to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Educational Agency or other Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any of any Educational Approval or other license.

     (g) Preservation of Business. Sellers will use their best efforts to cause Acquired Corporation to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, students, and employees.

     (h) Full Access. Each of Sellers will permit, and Sellers will cause Acquired Corporation to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Acquired Corporation, to all premises, properties, books, records (including Tax records), contracts, and documents of or pertaining to Acquired Corporation.

     (i) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. Any disclosure by any Party pursuant to this Section 5(i) shall be deemed to amend or supplement the Disclosure Schedule. If any such disclosure is not acceptable to the other party in their reasonable judgment, this Agreement may be terminated without liability to any party.

     (j) Exclusivity. So long as this Agreement remains in full force and effect, each of Sellers will not (and each of Sellers will not cause or permit Acquired Corporation, or any other Person for or on behalf of any of them or Acquired Corporation, to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Acquired Corporation (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of Sellers will not vote their Acquired


Stock Purchase Agreement                                                 Page 36

Corporation Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Each of Sellers will notify Buyer immediately if any Person makes any proposal or offer to, inquiry of, or contact with such Seller with respect to any of the foregoing.

     (k) Actions with Respect to Employee Benefit Plans. Sellers shall cause Acquired Corporation and Thomas Jefferson School of Law, Inc., a corporation owned and controlled by Sellers ("Jefferson"), to take all action necessary to accomplish the following prior to the Closing Date in a manner reasonably satisfactory to Buyer:

          (i) Jefferson shall establish a defined benefit plan ("Jefferson Defined Benefit Plan") providing substantially the same terms and benefits as provided in the Southern California Pension Plan in which the employees of Jefferson who are or have been participants in the Southern California Pension Plan (the "Jefferson Employees") become participants effective as of the date of spinoff of assets from the Southern California Pension Plan. Effective as of the date of the spinoff of assets from the Southern California Pension Plan to the Jefferson Defined Benefit Plan, the Jefferson employees shall cease to be participants in the Southern California Pension Plan, and shall have no rights to any benefits thereunder. Jefferson Defined Benefit Plan shall be a tax-qualified plan under Section 401(a) of the Code and any related trust shall be exempt from tax under Section 501(a) of the Code. As soon as administratively feasible, prior to the Closing Date, Acquired Corporation shall cause the trustee under the Southern California Pension Plan to transfer to Jefferson Defined Benefit Plan all liabilities for benefits attributable to the Jefferson Employees accrued through the Closing Date and cash and/or marketable securities in an amount calculated in accordance with the following sentence to fund such benefits. In determining the amount of cash and/or marketable securities to be transferred, Acquired Corporation shall use those factors described in applicable regulations issued under the Code and ERISA. Sellers and Buyer understand that the participants will be allocated between the Southern California Pension Plan and the Jefferson Defined Benefit Plan as described on the attached September 21, 2000 fax (Gasaway fax) from Nathan Gasaway of Qualified Benefits, Inc. to Neal B. Wainblat, Exhibit B, and that the assets will also be allocated in accordance with that format.

          Notwithstanding the foregoing, if as of the date of the transfer of the cash and/or marketable securities to the Jefferson Defined Benefit Plan, if the cash and/or marketable securities remaining in the Southern California Pension Plan have a total market value equal to less than the "Minimum Southern Funding Amount" which for purposes of this agreement shall be equal to the lesser of $414,697 or, if lesser, the assets necessary to avoid a current deficit in the "Minimum Funding Standard Account," the minimum funding necessary to avoid the imposition of penalties under the Code, of the Southern California Pension Plan, (i) Sellers shall contribute to the Southern California Pension Plan an amount equal to the difference between the value of the assets remaining in the Southern California Pension Plan as of the date of such


Stock Purchase Agreement                                                 Page 37
transfer and the Minimum Southern Funding Amount; and (ii) if the cash and/or marketable securities transferred to the Jefferson Defined Benefit Plan are insufficient to avoid a current deficit in the Minimum Funding Standard Account of Jefferson Defined Benefit Plan, the Sellers shall contribute to the Jefferson Defined Benefit Plan the amount necessary to avoid a current deficit in the Minimum Funding Standard Account of the Jefferson Defined Benefit Plan and provide evidence of such contribution to Buyer. The parties agree that the determination of the Acquired Corporation's actuarial firm, Qualified Benefits, Inc., with respect to the contribution necessary to avoid a deficit in the Minimum Funding Standard Account shall be binding on the parties in the absence of manifest error.

          The Sellers and Buyer understand that the assets of $414,000 might be adjusted for participants who have received a distribution from the Southern California Pension Plan between September 21, 2000 and the date of spinoff of assets or because there may be variations in the market value of the securities held by the Southern California Pension Plan before its split up. The parties acknowledge that a change in the assets of the Southern California Pension Plan, either due to a distribution to participants or a change in the market value of assets, will not require the Sellers to make an additional contribution to the Southern California Pension Plan. Following the transfer of cash and/or marketable securities, Jefferson shall assume and be responsible, and Sellers shall take all action to cause Jefferson and its successors and assigns (jointly and severally with Sellers) to indemnify Buyer against, all liability and benefits related to the Jefferson Employees or the Jefferson Employees' participation in the Southern California Pension Plan, and in no event shall Buyer, Acquired Corporation or the Western Defined Benefit Plan have any liability therefore. Sellers shall cause Thomas Jefferson and Acquired Corporation to prepare and file (and following the Closing, Buyer shall continue to cause Acquired Corporation to prepare and file) all required notices in connection with the transactions contemplated hereby, including notice of any Reportable Event required by ERISA Section 4043 and regulations thereunder either as a result of the sale of stock or the transfer of assets and liabilities from the Southern California Pension Plan to the Jefferson Defined Benefit Plan. Thomas Jefferson and Acquired Corporation (through Sellers' actions prior to the Closing and Buyer's actions following the Closing) shall be responsible for the preparation and filing of required notices with the Internal Revenue Service, including but not limited to Form 5310-A.

          (ii) Prior to Closing Date, Jefferson shall establish a Severance Pay Plan (the "Jefferson Severance Plan") which will provide for the payment of severance pay benefits to all employees of Jefferson who might have been or became eligible to receive payments under the Severance Plan of Western State University of Southern California ("Western Severance Plan") dated December 1, 1978 (the "Jefferson Severance Employees") upon their termination of employment. Jefferson shall assume and be responsible, and Sellers shall take all action to cause Jefferson and its successors and assigns, jointly and severally with Sellers, to indemnify Buyer against, all liability and benefits related to the Jefferson


Stock Purchase Agreement                                                 Page 38

Severance Employees or the Jefferson Severance Employees' participation in the Severance Pay Plan, and in no event shall Buyer, Acquired Corporation or the Western Severance Plan have any liability therefore.

          (iii) Without limiting the foregoing, if not already accomplished, Sellers shall take and cause Jefferson to take all necessary action to provide for the severance of the participation of all Jefferson employees from the other Employee Benefit Plans, including without limitation cafeteria plans, life and health plans and disability insurance plans, maintained by the Acquired Corporation that cover or have covered any employees of Jefferson. Jefferson shall assume and be responsible, and Sellers shall take all action to cause Jefferson and its successors and assigns, jointly and severally with Sellers, to indemnify Buyer against, all liability and benefits related to any Jefferson employees under any Employee Benefit Plan.

          (iv) Sellers shall cause Jefferson to deliver an assumption agreement prior to the Closing reciting the above provisions and assuming such obligations as set forth above.

     (l) Other Actions with Respect to Jefferson. Sellers shall cause Acquired Corporation and Jefferson, as of the Closing, in a manner satisfactory to Buyer, to delete Jefferson as an insured under all policies of insurance under which the Acquired Corporation is a named insured (and to obtain appropriate adjustments of premiums, including prorata adjustments for prepaid amounts covering periods up to the Closing Date) and to terminate the participation of Jefferson as a party to that certain online services contract identified in
Schedule 4(p)(1)(B).

     (m) Transition Matters. After the date of execution of this Agreement and before the Closing, Buyer may, in its sole discretion and at its sole expense
(i) retain employees to work with and/or supplement the employees of the Acquired Corporation, subject to and under the direction of the Acquired Corporation Institution, and (ii) supplement the marketing and sales efforts of the Acquired Corporation by the publication and distribution of display advertising, direct mail solicitation, internet, radio, television, and/or other supplemental media selected by Buyer; provided, however, that Buyer shall obtain advance approval of the Dean of the Acquired Corporation Institution of the content of any promotional material that mentions the Acquired Corporation Institution by name or that purports to encourage the interest of prospective students in the Acquired Corporation.

     (n) Thomas Jefferson Information and Documentation. Buyer will treat and hold as Confidential Information, refrain from using in any way, and deliver forthwith to Sellers, all tangible embodiments (and all copies) of all such Confidential Information in its possession or under its control relating to Thomas Jefferson School of Law.


Stock Purchase Agreement                                                 Page 39

6.   POST CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 8 below). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Acquired Corporation.

     (b) Regulatory Approvals. The Parties will use commercially reasonable efforts to obtain all the Regulatory Approvals, including without limitation the actions described in Section 5 of this Agreement which occur after the Closing.

     (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Acquired Corporation , each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 8 below).

     (d) Transition. Neither of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Acquired Corporation from maintaining the same business relationships with Acquired Corporation after the Closing as it maintained with Acquired Corporation prior to the Closing. Each of Sellers will refer all inquiries from students of the Acquired Corporation institution relating to the Acquired Corporation to Buyer from and after the Closing.

     (e) Confidentiality. Each of Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that either of Sellers is requested or required (by oral question or request



Stock Purchase Agreement                                                 Page 40
for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

     (f) Covenant Not to Compete. For a period of three years from and after the Closing Date, none of Sellers, except Joel Goodman, John C. Monks and Daniel Toll, will engage directly or indirectly in any business that Acquired Corporation conducts as of the Closing Date in any geographic area within a 100 mile radius in which any Acquired Corporation Institution conducts that business as of the Closing Date, except as an employee of Acquired Corporation; provided, however the continuation of a Seller's ownership interest in Jefferson shall not constitute a breach of this subsection so long as Jefferson continues to operate and offer classes in San Diego County, California. For purposes of this Section 6(f), no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.


7.   CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of Buyer to Proceed with Closing. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (1)  The representations and warranties set forth in Section 3(a) and
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;


Stock Purchase Agreement                                                 Page 41

          (2) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing; including without limitation the obligations of Section 5(k) to be completed prior to the Closing;

          (3) The DOE, based on its review of the pre-Closing Date Application for Certification or any other materials filed by the Acquired Corporation and the Acquired Corporation Institution to obtain the DOE's pre-Closing Date review, has not issued a written notice to Acquired Corporation Institution informing it that it will not be able to obtain (A) a temporary provisional program participation agreement or (B) a DOE Approval Notice;

          (4) The acquiescenses of the ABA and WASC shall have been obtained prior to the Closing Date, and evidence thereof shall have been furnished to Buyer;

          (5) No action, suit, or proceeding shall be pending or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, any arbitrator, or any accrediting body or organization wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own Acquired Corporation Shares and to control Acquired Corporation, or (D) affect adversely the right of any of Acquired Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (E) affect adversely any accreditation or approval relating to the operation or transfer of Acquired Corporation or any Acquired Corporation Institution;

          (6)  The net book value of Acquired Corporation shall be positive;

          (7) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)1-5 is satisfied in all respects;

          (8) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Acquired Corporation other than employees of Acquired Corporation and those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing; and

          (9) All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.


Stock Purchase Agreement                                                 Page 42

          (10)  All loans to Shareholders shall have been repaid.

          (11) Buyers shall have received from legal counsel to Acquired Corporation and Sellers an opinion as to such matters and in form and substance as are reasonably satisfactory to Buyer, addressed to Buyer and dated as of the Closing Date.

          Buyer may waive any condition precedent specified in this Section 7(a) only by execution of a writing so stating at or prior to the Closing.

     (b) Post-Closing Conditions to Obligation of Buyer to Complete the Acquisition. The obligation of Buyer to proceed with the Final Purchase Price Payment is subject to satisfaction of the following conditions:

          (1) Acquired Corporation shall possess, and shall have delivered evidence to Buyer of a DOE Approval Notice; and

          (2) No applicable accreditation or approval shall have been withdrawn or limited in any manner.

          Buyer may waive any condition precedent specified in this Section 7(b) only by execution of a writing so stating at or prior to the Final Purchase Price Payment.

     (c) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (1) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (2) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (3) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);


Stock Purchase Agreement                                                 Page 43

          (4) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Sections 7(c)(1)-(3) is satisfied in all respects;

          (5) Acquired Corporation shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 7(a)(3)and 7(a)(4) above;

          (6) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers; and

          (7) The release by Union Bank of the guaranties of certain Sellers disclosed in Schedules 2(b)(5) and 4(p)(1)(D) of the Disclosure Schedule shall be delivered to Sellers at the Closing upon Buyer either assuming the obligations to Union Bank or discharging the same at Closing.

          Sellers may waive any condition specified in this Section 7(c) only by execution in writing so stating at or prior to the Closing.


8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) Survival of Representations and Warranties. If the Closing occurs, all of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for one year after the Closing Date, except that the representations and warranties and covenants set forth in Sections 3, 4, 5 and 6 related to ERISA [taxes and obligations related to the split off of the Jefferson Defined Benefit Plan and Jefferson Severance Plan] shall continue in effect for the period of the applicable statutes of limitations.

     (b)  Indemnification Provisions for Benefit of Buyer.

          (1) In the event any of Sellers materially breaches (or in the event any third party alleges facts that, if true, would mean any of Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the representations and warranties in Sections 3, 4, 5 and 6 related to ERISA taxes and obligations related to the splitoff of the Jefferson Defined Benefit Plan and Jefferson Severance Plan above), provided that Buyer makes a written claim for indemnification against any of Sellers pursuant to
Section 11(i) below,



Stock Purchase Agreement                                                 Page 44
then each of Sellers agrees, jointly and severally, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (2) In the event any of Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of Sellers has breached) any of his or its covenants in Section 6 above or any of his or its representations and warranties in Section 4 above, provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 11(i), then each of Sellers agrees, jointly and severally, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (3) Each of Sellers agrees to indemnify Buyer, jointly and severally, from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Acquired Corporation (x) for any Taxes of Acquired Corporation with respect to any Tax year or portion thereof ending on or before the Closing Date (determined in a manner consistent with Section 9(f)), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquired Corporation in filing their Tax Returns, and (y) for the unpaid Taxes of any Person (other than any of Acquired Corporation) under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (c) Indemnification Provisions for Benefit of Sellers. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, and provided that any of Sellers makes a written claim for indemnification against Buyer pursuant to Section 11(i) below, then Buyer agrees to indemnify each of Sellers from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).


Stock Purchase Agreement                                                 Page 45

          (1) Buyer agrees to indemnify Sellers, severally, from and against the entirety of any Adverse Consequences Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Acquired Corporation for any Taxes of Acquired Corporation with respect to any Tax year or portion thereof ending on or after the Closing Date.

     (d)  Matters Involving Third Parties.

          (1) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8(d), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (2) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (3) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(2) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).


Stock Purchase Agreement                                                 Page 46

          (4) In the event any of the conditions in Section 8(d)(2) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8(d)(4).

     (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of Sellers hereby agrees that he or it will not make any claim for indemnification against Acquired Corporation by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     (f) Limitations. No Party shall have any obligation to indemnify any other Party hereunder from and against any Adverse Consequences unless and until the Indemnified Party shall have suffered Adverse Consequences by reason of any one breach (or alleged breach) of at least $25,000.00 or by reason of all such breaches (or alleged breaches) of at least $50,000.00 (at which point, in either case, the Indemnifying Party shall be obligated to indemnify the Indemnified Party from and against all such Adverse Consequences relating back to the first dollar). Further, Sellers, in the aggregate, shall not be liable for more than five percent (5%) of the Purchase Price as defined in Section 2(b)(i) in the aggregate under this Section 8, except that such five percent (5%) limitation shall not apply with respect to indemnification for any breach of or Adverse Consequences arising with respect to Sections 3, 4, 5 and 6 related to ERISA taxes and obligations related to the splitoff of the Jefferson Defined Benefit Plan and Jefferson Severance Plan.


Stock Purchase Agreement                                                 Page 47

     (g) Adjusted Pension Underfunding Requirement. There shall be no change in the amount of the Purchase Price if the amount of the Adjusted Pension Underfunding Requirement exceeds $800,000 as of the Closing Date. "Adjusted Pension Underfunding Requirement" means the difference between the present value of accrued benefits using PBGC assumptions on a termination basis for a pension plan and the market value of assets for the Pension Plan of Western State University of Southern California ("Southern California Pension Plan") determined as of the Closing Date by the actuary for the Southern California Pension Plan . If the spinoff of assets and liabilities to the Jefferson Defined Benefit Plan has taken place prior to the Closing Date, the difference shall be calculated based on the participants and beneficiaries remaining in the Southern California Pension Plan after the spinoff of assets and liabilities to the Jefferson Defined Benefit Plan has taken place. If the spinoff of assets and liabilities to the Jefferson Defined Benefit Plan has not taken place as of the Closing Date, the difference shall be calculated based on the actuarial projection of assets and liabilities which will remain in the Southern California Pension Plan after the spinoff to the Jefferson Defined Benefit Plan has taken place.


9.   TAX MATTERS.

     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     (a) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns and timely pay Taxes due and owing (subject to the indemnification provisions of this Agreement) of Acquired Corporation for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the



Stock Purchase Agreement                                                 Page 48

Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Acquired Corporation.

     (b) Periods up to the Closing Date. The Acquired Corporation, subject to approval of Sellers, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns and timely pay Taxes due and owing (subject to the indemnification provisions of this Agreement) for Acquired Corporation for all periods ending on or prior to the Closing Date, including the Taxable period ending on the date of Closing. which are filed after the Closing Date. The Seller Tax Representative shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.

     (c)  Cooperation on Tax Matters.

          (1) Buyer, Acquired Corporation and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquired Corporation and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Acquired Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Acquired Corporation or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (2) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (3) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Stock Purchase Agreement                                                 Page 49

     (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Acquired Corporation shall be terminated as of the Closing Date and, after the Closing Date, Acquired Corporation shall not be bound thereby or have any liability thereunder.

     (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Acquired Corporation when due, and Acquired Corporation will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     (f)  Federal Income Tax Returns. Notwithstanding the provisions of this
Section 9, the following provisions shall apply: (i) at the expense of the Acquired Corporation, Sellers shall have sole responsibility for filing the corporation's federal and state income tax Return (Form 1120-S) for the Taxable period ending on the date of Closing; (ii) Buyer shall prepare all other income tax Returns required to be prepared under this Section 9 in a manner that is consistent with the manner in which the Sellers prepare such Form 1120-S Return; and (iii) Buyer shall prepare all other Returns required to be prepared under this Section 9 in a manner consistent with the past customs and practices of the Acquired Corporation in preparing its Returns.


10.  TERMINATION.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (1) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (2)  Buyer may terminate this Agreement by giving written notice to
Sellers:

               (A) at any time prior to the Closing if any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of such breach, and such breach has continued without cure for a period of 30 days after the notice of breach; or

               (B) if the Closing shall not have occurred on or before February 28 , 2001, reason of the failure of the condition precedent under Section 5(c) hereof (ABA approval); or

Stock Purchase Agreement                                                 Page 50

               (C) if all approvals described in Section 7(a)(3) and (4) shall not have been obtained on or before February 28, 2001, after the date of this Agreement] (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (3) All Sellers (but not any one or more Sellers acting without the participation of all Sellers) may terminate this Agreement by giving written notice to Buyer:

               (A) at any time prior to the Closing if Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of such breach, and such breach has continued without cure for a period of 30 days after the notice of breach; or

               (B) if the Closing shall not have occurred on or before February 28, 2001, by reason of the failure of the condition precedent under Section 5(c) hereof (ABA approval); or

               (C) if all approvals described in Section 7(a)(3) and (4) shall not have been obtained on or before February 28, 2001 (unless the failure results primarily from Acquired Corporation or a Seller breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If Buyer or if the Sellers terminate this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party; provided, however, that Sections 11(b), (d) and (m) of this Agreement shall survive and continue in full force and effect beyond any such termination; any and all consideration and other items that may have been deposited in Escrow by Buyer shall be immediately released and returned to Buyer, and any and all consideration and other items deposited in Escrow by Sellers shall be immediately released and returned to Sellers.


11.  MISCELLANEOUS.

     (a)  Nature of Certain Obligations. The covenants of each of Sellers in
Section 4 above concerning the sale of his or its Acquired Corporation Shares to Buyer are several and not joint obligations. The representations and warranties of Sellers in Section 3 above concerning the transaction are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

Stock Purchase Agreement                                                 Page 51

     (b) Press Releases and Public Announcements. Except as otherwise required by law, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without the prior written approval of Buyer and the Seller Representative which approval shall not be unreasonably withheld, or unless required by law.

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Confidentiality in the Event of Termination. In the event of termination pursuant to Section 10, Buyer will treat and hold as such all of the Confidential Information and deliver promptly to Acquired Corporation or destroy, at the request and option of Acquired Corporation, all of the tangible embodiments (and all copies) of the Confidential Information which are in its Possession.

     (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Stock Purchase Agreement                                                 Page 52

     (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly give if (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt); (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, and addressed to the intended recipient as set forth below:

          If to a Seller:

          As set forth on Schedule 11(i) hereto

          If to Buyer:

          Argosy Education Group, Inc.
          Two First National Plaza
          20 South Clark Street
          Suite 300
          Chicago, Illinois 60603
          Facsimile No. 312-899-1938
          Attn:


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of

Stock Purchase Agreement                                                 Page 53
the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) Expenses. Except as otherwise provided in Section 2(b)(4), each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses and broker fees) incurred in connection with this Agreement and the transactions contemplated hereby. Sellers agree that Acquired Corporation has not borne and will not bear any of Sellers' costs and expenses (including any of their legal and accounting fees and expenses and broker expenses) in connection with this Agreement or any of the transactions contemplated hereby. Actuary expenses incurred in connection with this transaction shall be at Acquired Corporation's expense.

     (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules, including Exhibit A and the Disclosure Schedule, identified in this Agreement are incorporated herein by reference and made a part hereof.

     (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in Section 11(q)) below)], in addition to any other remedy to which they may be entitled, at law or in equity.

Stock Purchase Agreement                                                 Page 54

     (q)  Dispute Resolution.

          (1) The parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for action seeking temporary restraining order or injunction related to the purposes of this Agreement, including injunctive relief for any violation of Section 6(f) herein, or suit to compel compliance with this dispute resolution process, the parties agree to use the following alternative dispute resolution procedure as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

          (2) At the written request of a party, each party will appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of all parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in arbitration or lawsuit.

          (3) If the negotiations do not resolve the disputes within sixty (60) days of the initial written request, the disputes shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. A party may demand such arbitration in accordance with the procedures set out in those rules. Discovery shall be controlled by the arbitrator and shall be permitted to the extent set out in this section. Each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (none of which may have subparts) of the following: interrogatories, demands to produce documents, and requests for admission. Each party is also entitled to take the oral deposition of one individual of another party which deposition shall not last more than two (2) business days. Additional discovery may be permitted upon mutual agreement of the parties. The arbitration hearing shall commence within sixty (60) days of the demand for arbitration. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty days after the close of the hearings. The times specified in this section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

Stock Purchase Agreement                                                 Page 55

          (4) Each party shall bear its own costs of these procedures. A party seeking discovery shall reimburse the responding party for the costs of production of documents (to include search time and reproduction costs). The parties bearing the fees of the arbitration and the arbitrator shall be determined by the arbitrator.

                           *     *     *     *     *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                                    ARGOSY EDUCATION GROUP, INC.


                                    By: ______________________________________
                                    Print Name: ______________________________
                                    Title: ___________________________________

Stock Purchase Agreement                                                Page 56

                                    RICHARD B. LEAVITT AND
                                    ROBERTA L. LEAVITT, TRUSTEES
                                    FBO RICHARD B. AND ROBERTA L.
                                    LEAVITT TRUST


                                    __________________________________________
                                    RICHARD B. LEAVITT, Trustee


                                    __________________________________________
                                    ROBERTA L. LEAVITT, Trustee


                                    LEAVITT TRUST NO. 1


                                    By: ______________________________________
                                        ________________________, Trustee



                                    LEAVITT TRUST NO. 2


                                    By: ______________________________________
                                        ________________________, Trustee



                                    __________________________________________
                                    DAVID SHERMAN

Stock Purchase Agreement                                               Page 57

                                    JEFFREY M. SHERMAN AND MARY E. SHERMAN,
                                    TRUSTEES OF THE J & M SHERMAN FAMILY TRUST



                                    ---------------------------------------
                                    JEFFREY M. SHERMAN, Trustee


                                    ---------------------------------------
                                    MARY E. SHERMAN, Trustee


                                    WYNN A. SHERMAN, TRUSTEE OF THE WYNN A.
                                    SHERMAN TRUST



                                    ---------------------------------------
                                    WYNN A. SHERMAN, Trustee


                                    MELVIN J. SHERMAN AND SHERYL K. SHERMAN,
                                    TRUSTEES FBO MELVIN J. AND SHERYL K. SHERMAN
                                    TRUST




                                    MELVIN J. SHERMAN, Trustee


                                    ---------------------------------------
                                    SHERYL K. SHERMAN, Trustee

Stock Purchase Agreement                                                 Page 58

                                    THE SHERMAN (1996) LONG TERM TRUST



                                    By:
                                       -------------------------------------
                                       ------------------------, Trustee


                                    ARTHUR TOLL AND CHARLOTTE TOLL, TRUSTEES FBO
                                    ARTHUR AND CHARLOTTE TOLL TRUST



                                    -----------------------------------------
                                    ARTHUR TOLL, Trustee


                                    -----------------------------------------
                                    CHARLOTTE TOLL, Trustee



                                    -----------------------------------------
                                    JOEL GOODMAN


                                    -----------------------------------------
                                    JOHN C. MONKS


                                    -----------------------------------------
                                    CHARLES SZABO


                                    -----------------------------------------
                                    DANIEL TOLL


Stock Purchase Agreement                                                 Page 59

                                    -----------------------------------------
                                    JAMES TOLL



                                    -----------------------------------------
                                    LAWRENCE TOLL



                                    -----------------------------------------
                                    ROGER TOLL


Stock Purchase Agreement                                                 Page 60